EXHIBIT (e)(22)

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), created on December 21, 2016, supersedes any previously presented versions and is made as of January 16, 2017, between Patheon Pharmaceutical Services Inc. (the “Company”) and Raul Cardona Torres (the “Executive”).

A.         The Company is a subsidiary of Patheon N.V. (“Patheon”).  Patheon is the corporate parent of a group of businesses and the subsidiaries thereunder engaged in the provision of commercial manufacturing and development services for pharmaceuticals and related services.  As used herein, “Patheon Group” means Patheon and any entity controlled directly or indirectly by Patheon or its successor in interest.

B.          The Company wishes to continue to employ the Executive, and the Executive wishes to continue to be employed by the Company, pursuant to the terms and subject to the conditions set forth in this Agreement, in the position described herein.

C.          The Company and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the employment of the Executive.

D.         Notwithstanding any provisions related to termination of employment or this Agreement, employment is “at will”, meaning that either the Company or the Executive can terminate the employment relationship or this Agreement at any time subject only to contractual payments agreed to herein as may be applicable.

E.          The Company and the Executive agree that the terms, provisions and mutual covenants of this Agreement suffice as adequate consideration for their mutual promises made in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS

Definitions.  In this Agreement, including Schedule A hereto, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Board of Directors” means the Board of Directors of Patheon.

(b)
“Cause” means the determination, in good faith, by the Company, after notice to the Executive that one or more of the following events has occurred:  (i) the Executive has failed to perform his material duties, and, if curable, such failure has not been cured after a period of thirty (30) days’ notice from the Company; (ii) any intentional or negligent act by the Executive having the potential or actual effect of injuring the interests, business, or reputation of any member of the Patheon Group in any material respect; (iii) the Executive’s commission of any felony (including entry of a nolo contendere or other plea not contesting charges); (iv) any misappropriation or embezzlement of the property of any member of the Patheon Group; (v) a material breach of any provision of this Agreement by the Executive, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the Executive of notice from the Company of such breach; or (vi) a material breach of Company Policy by the Executive, including but not limited to violation of policies and procedures regarding Patheon Group information as described in Schedule A hereto, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the Executive of notice from the Company of such breach.

(c)
“Change in Control” shall have the meaning ascribed to such term in the Patheon N.V. 2016 Omnibus Incentive Plan, as amended, modified or restated from time to time, or any successor plan (the “LTIP”).

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Compensation Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors.

(f)
“Disability” means the Executive’s inability to substantially fulfill his duties on behalf of the Company such that he or she has been approved for long-term disability benefits pursuant to the Company’s long-term disability plan interpreted in a manner consistent with Section 1.409A-3(i)(4) of the Treasury Regulations.

(g)	“Effective Date” means November 28, 2016.

(h)	“Excluded Termination” means a termination of the Employee’s employment with the Company:

(i)	by the Company or any successor company for Cause

(ii)	by the Executive other than for Good Reason; or

(iii)	as a result of the Disability, death or retirement of the Executive.

(i)
“Good Reason” means the occurrence of any of the following events without the consent of the Executive:  (i) a material reduction of the Executive’s duties or responsibilities or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive's position; or (ii) a material breach by the Company of this Agreement, which breach remains uncured for a period of thirty (30) days after receipt by the Company of written notice from Executive.  A termination of the Executive's employment by Executive shall not be deemed to be for Good Reason unless (i) the Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Executive's “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists.

ARTICLE 2
EFFECTIVE DATE; TERMS OF EMPLOYMENT

2.1	Term

The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to be employed by the Company pursuant to the terms and subject to the conditions of this Agreement (including, without limitation, Article 6 and Schedule A), commencing on the Effective Date. The Executive’s employment with the Company will be “at will,” meaning that either the Executive or the Company will be entitled to terminate the Executive’s employment at any time and for any reason, with or without Cause. Any contrary representations which may have been made to the Executive are superseded by this Agreement. This is the full and complete agreement between the Executive and the Company on this term. Although the Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

2.2	Position and Duties

For the six (6) months following the Effective Date (the “Transition Period”), Executive will transition his duties and responsibilities from Vice President, Italian Operations of Banner PharmaCaps, Inc. to Senior Vice President, Quality of the Company.  Notwithstanding and as of the Effective Date, the Executive shall be employed by the Company and, following the Transition Period, shall serve as Senior Vice President, Quality, with such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer.

In addition, the Executive will be a member of the Patheon Group’s Executive Committee and will become an officer of any members of the Patheon Group, as may be requested.

Following the Transition Period, the location of the Executive’s employment will be the Framingham offices of the Company, located at 111 Speen Street, Suite 550 Framingham, MA  01701, or such other location where the principal executive offices may be relocated from time to time by the Company.

2.3	Standards of Performance and Time Commitments

The Executive will, at all times, faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties required of and from him or her pursuant to the terms of this Agreement.  During the Executive’s employment, the Executive shall devote substantially all of his working time and attention to his duties with the Patheon Group, shall have and comply with a duty of loyalty to the Company and the Patheon Group, and shall render no material business services to any other person or company; provided, however, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Article 6, to spend reasonable amounts of time to manage his personal, financial and legal affairs.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1	Base Salary

The Company shall pay the Executive an annualized base salary ("Annual Base Salary") of U.S. $350,000, payable pursuant to the Company’s regular payroll practices for its executives in effect at the time, subject to applicable withholdings and deductions.  The Executive’s Annual Base Salary will be prorated from the Effective Date. The Annual Base Salary shall be reviewed by the Chief Executive Officer and the Compensation Committee at such time as the salaries of other senior executives of the Company are reviewed generally.

3.2	Executive Short-term Incentive Award

The Executive shall be eligible to participate in an annual performance incentive plan under terms and conditions no less favorable than those applicable to other senior executives of the Company; provided that the Executive's target short-term incentive shall not be less than forty-five percent (45%) of his Annual Base Salary.  For purposes of this Section 3.2, Annual Base Salary shall mean the Executive’s eligible earnings as provided in the applicable short-term incentive plan.  The Executive's payment under the annual performance incentive plan shall be based on meeting predetermined personal objectives as assessed by the Chief Executive Officer in his sole discretion, and the Company’s financial performance as assessed by the Chief Financial Officer and the Compensation Committee.  The personal objectives will normally be set by the Chief Executive Officer. The annual performance incentive payment, if any, will be paid to the Executive by the Company in the same manner and payment period generally applicable under the annual performance incentive plan and state law, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Chief Executive Officer or Compensation Committee from establishing or modifying performance goals and compensation targets applicable only to the Executive.  The decision as to whether to have a short-term incentive plan or to fund such a plan, as well as the decision as to whether Executive shall receive a short-term incentive payment, or any short-term incentive is at the Company’s sole discretion.  Such bonus or short-term incentive payment is not “wages” for labor performed.

3.3	Equity Incentive Plan

Executive shall be eligible to participate in the LTIP and shall be eligible to receive awards under the LTIP from time to time in accordance with the terms of such LTIP and related award agreements as approved by the Compensation Committee (together, with the LTIP, the "LTIP Documents").

(a)	Beginning in fiscal 2017, Executive shall be eligible for an annual incentive award in an amount consistent with awards granted to substantially similarly situated senior executives.

(b)	Executive will be required to comply with the LTIP Documents and the terms of any company policies or guidelines of Patheon applicable to long-term incentive awards.

3.4	Employee Benefits

The Executive will be entitled to continue to participate in all employee healthcare and welfare benefits programs of the Company, in accordance with the then applicable terms, conditions and eligibility requirements of such programs that are offered from time to time to U.S. resident-based employees at the Executive’s level, including medical, dental, life insurance, 401(k) retirement plans and other health benefit programs.

In addition, the Executive will be entitled to four (4) weeks of vacation time, subject to the Company’s vacation policy, as may be in effect from time to time.

3.5	Reimbursement of Business Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Executive’s employment in connection with carrying out his duties hereunder in accordance with the Company's policies, as may be in effect from time to time.

3.6	Sarbanes-Oxley Act Loan Prohibition

To the extent that any Company or Patheon Group benefit, program, practice, arrangement or this Agreement would or might otherwise result in the Executive’s receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide the Executive with a substitute for the Loan that is lawful and of at least equal value to the Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to the Executive or provide any substitute for it.

3.7	Repatriation

The Executive shall (i) be repatriated to the Framingham, Massachusetts area in accordance with Company’s international relocation policy and (ii) receive an allowance of $15,000.00 for miscellaneous repatriation expenses (collectively, “Repatriation Expenses”).  Repatriating the Executive to the United States involves a substantial investment by Patheon.  Therefore, the Executive acknowledges and agrees that if he voluntarily terminates his employment, or if he is terminated by Patheon for Cause, the Executive hereby promises to repay to Patheon, within forty-five (45) days, Repatriation Expenses incurred by Patheon as identified below:

Length of Employment from the Effective Date	Amount of Repayment
0 to 12 months	100%
13 to 24 months	50%
25 to 36 months	25%

3.8	Tax Equalization

Upon the Executive’s return from his international assignment in Italy, Patheon will tax equalize the Executive back to United States for income tax purposes.

It is Patheon’s intent that differences in income tax expense due to a foreign assignment should not result in a significant advantage or disadvantage to the Executive.  The philosophy behind the tax equalization policy is that Executive should bear an income tax burden on Patheon earned income approximately equal to what Executive’s income would have been had he remained living and working in United States during the assignment period.  The Company will provide tax preparation services for Executive’s home and host country income tax returns for the relevant tax years of the Executive’s international assignment, prepared by Patheon’s tax service provider.  The Executive acknowledges and agrees that it is his responsibility to provide all relevant information on a timely basis, to adhere to all applicable tax regulations and to file appropriate tax returns in a timely manner.

The tax equalization theory will be applied by utilizing the concept of hypothetical tax withholding.  Hypo tax withholding will be withheld from the Executive in a similar fashion as your normal United States tax each pay period.  Hypo tax will be withheld from the Executive’s standard compensation items (e.g., base salary, annual bonus).  For any assignment related items/allowances, Patheon will be responsible for the associated tax on those items.  Hypo tax withholding is intended to mirror the normal tax withholding process and keep the Executive in a similar pattern while the Executive is on assignment.  The Executive’s hypo tax withholding amount will be calculated at the beginning of your assignment and adjusted as required (generally when a change to the Executive’s tax situation occurs (e.g.,  salary increase).  Each year along with the preparation of the Executive’s annual tax returns, a tax equalization calculation will be prepared to reconcile your hypothetical tax liability as if he remained living and working in United States to your hypo tax withholding.  The settlement then would occur between the Executive and Patheon.

Services of a Patheon appointed tax advisor will be provided to assist the Executive in understanding relocation-related tax issues and to prepare the necessary tax filings in both the origin and destination locations for the years impacted by the relocation. The tax services provided by Patheon will not include individualized personal financial planning.

Any tax authority fines, penalties or interest resulting from the Executive not having completed, or having completed inaccurately, requested documents by dates requested will be charged to the Executive directly.

3.9	Clawback Policy

The Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise is subject to recoupment or clawback under any applicable clawback or recoupment policy that is generally applicable to the Company's executives, as may be in effect from time to time, or as required by law.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1	Death or Disability

(a)	The Executive's employment shall be immediately terminated without notice by the Company upon the death of the Executive.

(b)
If the Company determines that the Disability of the Executive has occurred during the Executive’s employment, it shall give to the Executive written notice in accordance with Section 7.4 of this Agreement of its intention to terminate the Executive's employment.  In such event, the Executive's employment shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive.

4.2	Cause

The Executive's employment with the Company may be terminated with or without Cause.

4.3	Good Reason

The Executive's employment with the Company may be terminated by the Executive with or without Good Reason.

4.4	Notice of Termination

Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 7.4.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, summarizes the reasons for terminating the Executive's employment under the provision so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company's or the Executive’s rights hereunder.

4.5	Date of Termination

"Date of Termination" means (a) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (c) if the Executive's employment is terminated by reason of Disability, the Date of Termination shall be the date thirtieth (30) day after receipt of the written notice given to the Executive by the Company in accordance with Section 4.1(b).  The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4.5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4.6	Resignation from All Positions

Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board of Directors, the Executive shall immediately resign as of the Date of Termination from all positions that he or she holds or has ever held with the Patheon Group (and with any other entities with respect to which the Patheon Group has requested the Executive to perform services).  The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he or she executes any such documentation.

ARTICLE 5
OBLIGATIONS OF THE COMPANY UPON TERMINATION

5.1	Good Reason; Other than for Cause

If the Company shall terminate the Executive's employment other than for Cause, death or Disability, or if the Executive shall terminate the Executive’s employment for Good Reason:

(a)
The Company shall pay, or cause to be paid, to the Executive in a lump sum in cash the sum of:  (i) that portion of the Executive's Annual Base Salary earned but not previously paid through the Date of Termination; (ii) reimbursement of expenses incurred on or before the Date of Termination in accordance with Section 3.5, above; and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the "Accrued Obligations").  The Accrued Obligations shall be paid on the regular payday following the Date of Termination.

(b)
Subject to Executive’s full compliance with Executive’s obligations pursuant to this Agreement, including but not limited to Sections 4.6, 5.3, 6 and Schedule A, the Company shall pay, or cause to be paid, to the Executive:

(i)
an amount equal to the aggregate of twelve (12) months of the Executive's Annual Base Salary, which amount is not wages for labor performed and may be withheld for any prior breach or breach during the period of such payments by Executive of his obligations in this Agreement or any applicable restrictive covenant agreement; and

(ii)
an amount, which shall be determined in the sole discretion of the Company's Compensation Committee exercising good faith and paid at the same time as the Company pays its short-term incentive payments to management generally under the applicable plan, for the performance incentive set forth in Section 3.2 above for the annual performance period fully completed prior to the Date of Termination. For the avoidance of doubt, such short-term incentive shall not be paid pro rata for a performance period that is not fully complete prior to the Date of Termination and shall be in accordance with the terms of the applicable short-term incentive plan in effect at the time of termination.

Such amount in b(i) above shall be paid in twelve (12) equal monthly installments, payable as of the first day of the month beginning within sixty (60) days after the Date of Termination or any later date set forth below; provided, however, if the sixty (60) day period spans two (2) calendar years, the said payments shall commence in the second calendar year.  Installments shall be made during the “short-term deferral period” following the termination of employment, as such term is defined in Section 409A of the Internal Revenue Code (the “Code”).  At the conclusion of this short-term deferral period, the installment payments shall continue to the extent that the Executive’s  remaining severance payment does not exceed two times the lesser of (i) the executive’s annual compensation or (ii) the compensation limit in effect under Section 401(a)(17) of the Code for the calendar year including the date of termination (the “Two Times Limit”); provided, however, to the extent the remaining severance payments exceed the Two Times Limit, then the installment payments which are below the Two Times Limit shall be paid to the Executive.  Any remaining severance payments which exceed the Two Times Limit shall continue to paid in installments unless (i) the Executive is a “specified employee” as defined in Section 409A of the Code at the time of his termination of employment with the Company and (ii) the deferral of further payments payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, in which case,  the Company will defer the commencement of the payment of any such payments (without any reduction in such payments ultimately paid to the Executive) until the date that is six (6) months following his termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).  If the Executive dies during such six (6) month period, then payments shall commence within thirty (30) days after the Executive's death).  All payments to be made upon a termination of employment under this agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

(c)
To the extent not theretofore paid or provided, the Company (or Patheon, as the case may be) shall pay or provide, or cause to be paid or provided, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Patheon Group (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on earned, accrued or vested benefits through the Date of Termination.

If the Executive receives payments and benefits pursuant to this Section 5.1, then the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of any member of the Patheon Group, unless otherwise specifically provided therein in a specific reference to this Agreement;  provided, however, in the event any payment is made, or required to be made, under any such severance plan, program or policy, then the amounts payable under this Section 5.1 shall be reduced by such amount.

5.2	Death or Disability; Cause; Other than for Good Reason

If the Executive's employment is terminated due to death, Disability or for Cause, or if the Executive voluntarily terminates his employment without Good Reason or for retirement, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Accrued Obligations through the Date of Termination and the Other Benefits earned, accrued, or vested through the Date of Termination, in each case to the extent not theretofore paid or provided.  All Accrued Obligations shall be paid to the Executive in accordance with Section 5.1(a) and the Other Benefits shall be paid to the Executive in accordance with Section 5.1(c).  The Company (and the Patheon Group) will have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or short-term incentive or portion of a bonus or short-term incentive that otherwise may have become due and payable to the Executive with respect to the year in which such Date of Termination occurs), or severance payment of any kind, nor will the Company (or the Patheon Group) have any obligation to make any payment in lieu of notice.

5.3	Release

Notwithstanding anything contained herein to the contrary, the Company shall only be obligated to make the payments under Section 5.1(b) if, in addition to the other contingencies under Section 5.1(b):  (a) within the twenty-one (21) day period after the Date of Termination, the Executive executes a general release, in a form provided by the Company, of all current or future claims, known or unknown, against the Patheon Group, its officers, directors, shareholders, limited partners, members, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Executive's employment with the Patheon Group or the termination of such employment, and (b) the Executive does not negotiate the terms substantially as set forth in the release or revoke the release during the seven (7) day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable.  The Company shall be obligated to provide the release to the Executive promptly following the Date of Termination.

ARTICLE 6
CONFIDENTIALITY AND RESTRICTIVE COVENANTS

As a condition of employment, the Executive will be required to sign the Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Agreement (“Restrictive Covenant Agreement”) which is attached as Schedule A and is incorporated herein by reference.

The Executive represents and warrants that:

(a)
the Executive has not disclosed and will not disclose to anyone within the Company or any member of the Patheon Group, or use in any manner during the course of the Executive’s employment, any trade secret or confidential information belonging to any previous employer or any third party and Executive will not retain (or bring to the Company or any member of the Patheon Group) any such information, whether in the form of documents, memoranda, software, or otherwise;

(b)
the Executive has brought to the Company’s attention and provided it with a copy of any agreement which may impact his future employment at the Company, including, without limitation, non-disclosure, non-competition, invention/patent assignment agreements or agreements containing future work restrictions; and

(c)
the Executive agrees that the substantive laws of the Commonwealth of Massachusetts (but not its conflicts of laws provisions) shall govern and apply to this Restrictive Covenant Agreement such that all issues concerning this Restrictive Covenant Agreement (including, without limitation, validity, enforceability, construction, interpretation, performance, breach and remedies) shall be decided under the laws of the Commonwealth of Massachusetts.

ARTICLE 7
GENERAL PROVISIONS

7.1	Entire Agreement

This Agreement, together with Schedule A attached hereto and incorporated herein by reference, when executed by both parties shall constitute the entire agreement pertaining to the Executive’s employment and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, pertaining to the Executive’s employment, and there are no representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein. The recitals set forth above are incorporated herein by this reference with the same force and effect as if set forth herein as agreements of the parties.

7.2	Severability

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

7.3	Representations

The Executive represents and warrants that (a) he or she is not a party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any previous employer) or otherwise, that would be breached by the Executive's entering into, or performing services under, this Agreement and (b) will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of his duties hereunder.  The Executive will indemnify, defend, and hold each member of the Patheon Group harmless, from any and all suits and claims arising out of any breach of such restrictive contracts, understandings, agreements or policies.

7.4	Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested (a return receipt shall be deemed acceptance), postage prepaid, addressed as follows:

If to the Executive:

Raul Cardona Torres
3156 Cranberry Ridge Drive
High Point, NC 27265

If to the Company:

James Mullen
111 Speen Street, Suite 550
Framingham, MA  01701
Attention: Chief Executive Officer

With a copy to:

Eric Sherbet
111 Speen Street, Suite 550
Framingham, MA  01701
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

7.5	Withholding

The Company may withhold from any wages or other compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes) imposed on employees and penalty taxes on nonqualified deferred compensation.

7.6	Waiver

The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

7.7	Successors

(a)
This Agreement is personal to the Executive and is not assignable by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company, the other members of the Patheon Group, and their respective successors and assigns.

(b)
The Company, at its discretion, may assign this Agreement, and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Patheon or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.8	Section 409A of the Code

(a)
Although the payments and benefits provided under this Agreement are intended to be exempt from the application of, or, to the extent subject thereto, comply with, the requirements of Section 409A of the Code (“Section 409A”), the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible.  This Agreement shall be construed, administered, and governed in a manner that effects such intent.  Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(b)
Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A.  To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement that will not be excluded from Executive's income when received is subject to the following requirements: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(c)
Although the Company will endeavor to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed.  Neither the Patheon Group nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement.  Any reference in this Agreement to Section 409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

7.9	Governing Law.

This Agreement shall be construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts. The state and federal courts located in Massachusetts shall be the exclusive forum for the adjudication of all disputes between the parties arising out of or relating to this Agreement.  Each of the parties hereby irrevocably consents to the personal jurisdiction of the federal and state courts in the Commonwealth of Massachusetts with respect to any matters arising out of this Agreement and waives any and all objections and defenses to such personal jurisdiction regardless of whether such objection or defense is based upon the venue, Massachusetts’ long-arm statute, residence and/or contacts with Massachusetts, the convenience of the witnesses and/or parties, the inconvenience of the forum, or otherwise.

NOW THEREFORE, the parties below have entered into this Agreement as of the date first written above.

Patheon Pharmaceutical Services Inc.

By: /s/ Eric M. Sherbet
Name: Eric M. Sherbet
Title: General Counsel
EXECUTIVE

/s/ Raul Cardona Torres
Raul Cardona Torres

SCHEDULE A
TO
EMPLOYMENT AGREEMENT WITH
Raul Cardona Torres

CONFIDENTIALITY, INTELLECTUAL PROPERTY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT (“RESTRICTIVE COVENANT AGREEMENT”)

Some of the terms used in this Schedule A are defined in the Employment Agreement into which it is incorporated by reference.

In consideration of my continued employment with Patheon Pharmaceutical Services, Inc. (the "Company” or “Patheon”) and for the compensation and benefits set forth in the Agreement to which this Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Agreement (“Restrictive Covenant Agreement”) is attached as Schedule A, the receipt and sufficiency of which are hereby acknowledged, I hereby agree as follows:

1.	Acknowledgements.
I acknowledge and agree to the following:

(a) The Patheon Group is a business engaged in the development, manufacturing and commercialization of pharmaceutical products, and during my employment, this business may expand or change (“the Patheon Group Business”).  Any such expansions and changes shall expand or change my obligations under this Restrictive Covenant Agreement accordingly.  The Patheon Group Business is international in scope and without geographical limitation, and the Patheon Group has valuable business relationships within its industry throughout the world.

(b)  By virtue of my employment by and position with the Company:  (i) I have or will have access to protected trade secrets and other confidential and proprietary information of the Company and all other members of the Patheon Group that only a limited number of persons within the Company and the Patheon Group is provided and has access to, including valuable information about business operations and methods, and the persons and entities with whom the Company and other companies of the Patheon Group do business in various locations throughout the world, that is not generally known to, or readily ascertainable by, competitors of the Patheon Group. I understand that the continued success of the Company and the Patheon Group depends upon the use and protection of a large body of trade secrets and other confidential and proprietary information, and (ii) I have high‑level specialized knowledge of, and have received or will receive specialized training in, the Patheon Group Business.

(c)  I authorize the Company to disclose this Restrictive Covenant Agreement to my future or prospective employers along with notification of the Company’s intent to exercise all rights it or any Patheon Group company has to seek enforcement of its terms.

2.	Employment.
I agree that: (a) my employment with the Company is “at-will,” which means that either I or the Company can terminate the relationship at any time for any reason or no reason with or without notice; (b) my employment with the Company is contingent upon my execution of this Restrictive Covenant Agreement, which is a material inducement to the Company in offering me employment; (c) the terms of this Restrictive Covenant Agreement were disclosed to me prior to the start of employment and I signed this Restrictive Covenant on or before the start of my employment with the Company; and (d) the covenants, acknowledgments, warranties and representations and obligations in this Restrictive Covenant Agreement shall survive the termination of my employment, the assignment of this Restrictive Covenant Agreement by the Company to any successor in interest or other assignee, and/or my transfer to any member of the Patheon Group.

3.	Duty of Loyalty.
During my employment with the Company, I agree at all time to act within the Company’s best interest and will not be employed or engaged in any capacity in any other business without the prior permission of the Company.

4.	Confidential Information.
I acknowledge that all Confidential Information (defined below) is the sole and exclusive property of the Patheon Group (or a third party providing such information to the Patheon Group) regardless of whether such information constitutes an actual trade secret.  At all times during my employment and thereafter, I will hold in strictest confidence and will not use, disclose, copy or remove from the Company premises (or the premises of any member of the Patheon Group) any Confidential Information, nor aid third parties in obtaining or using any Confidential Information, nor access or attempt to access any Company’s, or any other member of the Patheon Group’s, computer systems, networks or any resources or data that resides thereon, except as such use, disclosure, copying, removal or access may be required in connection with my employment and only then in accordance with applicable Company and Patheon Group policies and procedures and solely for the Patheon Group’s benefit.  I further acknowledge the following regardless of whether the information is Confidential Information:  I will not (i) forward electronic files, data, emails or other information to home, personal or external email accounts even for the purpose of working remotely; (ii) use thumb drives, flash drives or other portable devices or copying methods without the express written consent of the Patheon Group’s corporate Legal Department; or (iv) share emails, voicemails or other communications, whether written, verbal, electronic or otherwise, with any other employee or person, except with the express consent of the sender. Additionally, I will notify the Company of any known or suspected unauthorized use, disclosure, copying or removal of Confidential Information by others.

As used in this Restrictive Covenant Agreement, “Confidential Information” means any and all facts, data or information of the Company or any member of the Patheon Group (or of third parties providing such information to the Company or any member of the Patheon Group), or compilations of the foregoing, that is not known by, or generally available to the public at large, that concerns the business of the Patheon Group (or third parties providing such information to the Company, or any member of the Patheon Group) whether now existing or to be developed in the future, and whether embodied in tangible or intangible form or merely remembered, including but not limited to trade secrets; products, product plans, designs, ideas, concepts, costs, methods or policies; prices or price formulas; processes; procedures; raw materials; research, development or know-how; customer lists and information, information relating to customers, prospective partners, partners, parents, subsidiaries, affiliates and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); products and services; inventory lists; market and/or product research and development data; business strategies and methodologies, strategic or business plans, training manuals and methodologies; employee phone and address lists, personnel data, incentive packages, compensation data and employee performance data; and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by the Company or any member of the Patheon Group.

Confidential Information does not include information lawfully acquired by a non-management employee (laborer) about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of laborers.

If, except as specified in the following sentence, I am required to disclose Confidential Information pursuant to a court order or such disclosure is necessary to comply with applicable law or defend against claims, I shall (unless prohibited by law):  (i) notify the Patheon Group Legal Department promptly before any such disclosure is made; (ii) at the Company's request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company or any Patheon Group company as the case may be, to participate with counsel of its choice in any related proceeding.

The provisions in this Restrictive Covenant Agreement do not prohibit me from communicating with the United States Securities and Exchange Commission, Department of Justice, Department of Labor or any other governmental authority, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations.

5.	Obligations to Others.
During my employment by the Company, I will not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or any member of the Patheon Group any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I further represent that my employment with the Company will not breach any duty or obligation that I owe to another.

6.	Ownership of Intellectual Property.
(a)
Inventions.  Subject to paragraph 6(b), I agree that all right, title, and interest in and to (i) all discoveries,  designs, ideas, works of authorship, and inventions created, conceived, reduced to practice, or otherwise developed, in whole or in part, by me, whether jointly or individually, during my employment or within three (3) years following termination of employment for any reason whatsoever; (ii) all improvements, modifications, and derivative works to and of any of the foregoing in (i); and (iii) all patent, copyright, trademark, trade secret and other intellectual property rights in any of the foregoing in (i) and (ii) (all the foregoing in (i)-(iii), collectively, the "Inventions") will be owned solely and exclusively by the Company.  Without limiting the foregoing, all copyrightable subject matter included in the Inventions shall constitute “work made for hire” under applicable copyright law.  I will:

(i)	promptly and fully disclose and describe, in detail satisfactory to the Company, all such Inventions in writing to the Company;

(ii)
irrevocably and unconditionally assign, and I do hereby irrevocably and unconditionally assign, to the Company, without further compensation or other consideration, any and all of my rights, title and interest in and to the Inventions, including without limitation (1) all rights to collect royalties for any use, and pursue remedies for any infringement, misappropriation, or other violation, thereof and (2) all applications for letters of patent, copyright registrations, trademark, service mark, and trade dress registrations, and  industrial design or other forms of protection granted for the Inventions throughout the world;

(iii)
deliver promptly to the Company, upon request and in the form and manner prescribed by the Company (without charge to the Company but at the Company's expense), including without limitation my notarized signature in execution of, the written instruments described in paragraph (b) and perform all other acts deemed necessary by the Company to obtain and maintain the instruments and to transfer all rights and title thereto to the Company in accordance with this Agreement; and

(iv)	promptly render all assistance that may be required by the Company to enable it to protect or exploit the Inventions in any country of the world.

In addition, I do hereby waive and agree never to assert any rights in the Inventions, and any part or parts thereof, that are not susceptible of assignment by me under applicable law, including, but not limited to, any moral rights or the right to the integrity or attribution of the Inventions, or any other right to be associated with the Inventions as its author, inventor, or user by name or under a pseudonym or the right to remain anonymous.

(b)	Excluded Inventions. The provisions of paragraph 6(a) will not apply to Inventions which fulfillall of the following criteria:

(i)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to the Company or any Patheon Group company were used;

(ii)
Inventions that do not relate to the business of the Company or any Patheon Group company or to the any Patheon Group company's actual or demonstrably anticipated processes, research or development; and

(iii)	Inventions that do not result from any work performed by me for the Company or any Patheon Group company.

7.	Return of Company and Patheon Group Property.
Upon the Company’s request and, in any event, upon the cessation of my employment with the Company, I will, expeditiously, return to the Company all Confidential Information in my possession or control, along with all Company property, and all property of any Patheon Group Company, including but not limited to keys, pass cards, identification cards, computer hardware and software, automobiles, devices, manuals, passwords, customer lists, sales records, business plans, any data concerning customers of the Company or any member of the Patheon Group, brochures of the Company or the Patheon Group and of any competitor, all corporate records, policy handbooks, receipts, documents, records, files and other documents in whatever form they exist, whether electronic, hard copy or otherwise, and all copies, notes or summaries thereof.  Any and all such documents contained on my personal computer or devices shall be printed, delivered to the Company and thereafter deleted from the personal computer/device.  These documents and items must be returned whether in my possession, work area, home, vehicle or in the wrongful possession of any third party with my knowledge or acquiescence, and whether prepared by me or any other person or entity.  I will sign a certification, affidavit, or such other document representing that I have fulfilled the obligations of this paragraph 7, as the Company may request, and delivery it to the Company.

8.	Non-Compete.
(a)
Non-Compete.  During my employment with the Company and for one (1) year thereafter regardless of which party terminates the relationship or the reason for termination, I shall not engage in any of the following activities within the Restricted Area set forth in paragraph 8(b) (except in connection with my duties for the Company) without the express written consent of the Company:

(i)
either alone, in conjunction with or through any other person or entity, own, manage, operate or participate in the ownership, management or operation of, or be employed by or provide services to, any Conflicting Business, if I would have (a) responsibilities that are entirely or substantially similar to those responsibilities I had during the last twenty-four (24) months before the end of my employment with the Company; (b) responsibilities that involve activities competitive with Patheon Group Business activities about which I had access to Confidential Information during the twenty-four (24) months before the end of my employment with the Company; or (c) responsibilities that would be likely to result in the use or disclosure of Confidential Information;

(ii)
own, finance, control, or otherwise hold a material interest in a Conflicting Business, provided, however, that nothing herein shall prohibit me from ownership of two percent (2%) or less of the publicly traded stock of a Conflicting Business so long as such ownership is a non-controlling interest, passive in nature (such as through a mutual fund).

For the purposes of this paragraph 8, a “Conflicting Business” means any business which competes with or is intended to compete with the Company or any Patheon Group company that I had involvement with or was provided Confidential Information about during the twenty-four (24) months before the end of my employment with the Company.

(b)
Restricted Area.  Since I am in a position where I am provided and have access to Confidential Information that is not geographically limited to an assigned location or territory, and because the Patheon Group Business as it relates to the areas set forth in this paragraph 8 is international in scope and without geographic limitation, the Restricted Area means any (a) any country; (b) any state or state equivalent within a country; and (c) any metropolitan statistical area in the world, where any member of the Patheon Group is engaged, or is planning to engage, in business which is the same as or similar to the Conflicting Business, and in, for which, or in relation to which, during the twenty-four (24) month period  before the end of my employment with the Company, I, or any individual under my direct or indirect supervision, performed material duties for the Company or any member of the Patheon Group.  For the purposes of this Agreement, acts done by me outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose or effect is within the Restricted Area.

(c)
Modification and Tolling.  If, at the time of enforcement of this paragraph 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, I agree that they be modified, “blue penciled” or rewritten by the court, as may be permissible under applicable law, to the extent necessary to render them enforceable.  In addition, the one (1) year time period specified in this paragraph 8 shall be tolled and shall not run during any time I am in violation of paragraph 8 or period(s) of time required for legal action to enforce the provisions of this paragraph 8; provided, however, that this extension of time shall be capped so that once I have complied with the restriction for the originally proscribed length of time it shall expire.

9.	Non-Solicitation of Customers.

(a)
For a one (1) year period following my termination of employment, regardless of the reason, I shall not do business with, perform services for, solicit, or attempt to do any of the foregoing, for purposes of (or having the effect of) terminating, interfering with or diverting business or services from any Company or Patheon Group Business customers:

(i)	who are, or were at any time during the last twelve (12) months of my employment with the Company, customers of the Company or any member of the Patheon Group; or

(ii)
who are, or were at any time during the last twelve (12) months of my employment with the  Company, prospective customers to whom the Company or any member of the Patheon Group had made proposals to do business at any time during the last year of my employment with the Company;

and

(i)	about whom I possess Confidential Information relevant to the relationship or proposed relationship; or

(ii)	who I or someone for whom I was responsible, solicited, negotiated with, contracted, serviced or had contact with on behalf of the Company or any member of the Patheon Group.

(b)
Modification and Tolling.  If, at the time of enforcement of this paragraph 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, I agree that they be modified, “blue penciled” or rewritten by the court, as may be permissible under applicable law to the extent necessary to render them enforceable.  In addition, the one (1) year time period specified in this paragraph 9 shall be tolled and shall not run during any time I am in violation of paragraph 9 or period(s) of time required for legal action to enforce the provisions of this paragraph 9; provided, however, that this extension of time shall be capped so that once I have complied with the restriction for the originally proscribed length of time it shall expire.

10.	Non-Interference and Hiring Away of Employees and Consultants.

(a)
Non-Interference: To protect the trade secrets, workforce stability and other business interests of the Company and members of the Patheon Group, during the one (1) year period following the termination of my employment, regardless of the reason, I will not individually, or through collaboration with or by the direction or control of others, knowingly solicit, or help another person solicit, or encourage (regardless of who contacts whom first) an employee or consultant of the Company or member of the Patheon Group, that I have knowledge of through my employment with the Company, to end his or her existing relationship with the Company or member of the Patheon Group; provided, however, that nothing herein shall cover generalized solicitations for employees or consultants by use of advertisements in the media (including, without limitation, trade media) or engaging search firms to engage in solicitations so long as such efforts are not targeted or focused on the employees or consultants of the Company or Patheon Group.

(b)
Hiring Away Employees: To protect the trade secrets, workforce stability and other business interests of the Company and members of the Patheon Group, during the one (1) year period following the termination of my employment, regardless of the reason, I will not individually, or through collaboration with or by the direction or control of others, knowingly hire away, or assist (i) any other person or entity or (ii) any Conflicting Business in hiring away an employee of the Company or member of the Patheon Group, that I have knowledge of through my employment with the Company, nor will I attempt to do so; provided, however, that nothing herein shall cover generalized solicitations for employees by use of advertisements in the media (including, without limitation, trade media) or engaging search firms to engage in solicitations so long as such efforts are not targeted or focused on the employees of the Company or Patheon Group.  Unless I can show otherwise by clear and convincing evidence, it shall be presumed that the former employee of the Company or member of the Patheon Group at issue has been “hired away” if, at the time the individual receives an offer from the hiring party, the individual is an employee of the Company or an employee of a member of the Patheon Group, or is an individual who chose to leave the employment of the Company or member of the Patheon Group within the preceding ninety (90) days.

(c)
Modification and Tolling. If, at the time of enforcement of this paragraph 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, I agree that they be modified, “blue penciled” or rewritten by the court, as may be permissible under applicable law, to the extent necessary to render them enforceable.  In addition, the one (1) year time period specified in this paragraph 10 shall be tolled and shall not run during any time I am in violation of paragraph 10 or period(s) of time required for legal action to enforce the provisions of this paragraph 10; provided, however, that this extension of time shall be capped so that once I have complied with the restriction for the originally proscribed length of time it shall expire.

11.	Other.

(a)	The provisions of this Restrictive Covenant Agreement shall survive the termination of my employment by either Party for any reason.

(b)
No changes, modifications or amendments of any terms and conditions of this Restrictive Covenant Agreement are valid or binding unless agreed to by the Company in a writing signed by both the Company and me.

(c)	The Company's waiver of any breach of a provision of this Restrictive Covenant Agreement shall not waive any subsequent breach by me.

(d)
If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Restrictive Covenant Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Restrictive Covenant Agreement.

(e)
This Restrictive Covenant Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  I acknowledge and agree that this Agreement may be enforced by any of the Company’s successors or assigns without the need for further consent or agreement by me and I hereby consent to the Company’s assignment of this Agreement to a third party.

(f)
I agree that the substantive laws of the Commonwealth of Massachusetts (but not its conflicts of laws provisions) shall govern and apply to this Restrictive Covenant Agreement such that all issues concerning this Restrictive Covenant Agreement (including without limitation validity, enforceability, construction, interpretation, performance, breach and remedies) shall be decided under the laws of the Commonwealth of Massachusetts.

(g)
I agree that the state and federal courts located in the Commonwealth of Massachusetts shall be the exclusive judicial forums for the adjudication of all disputes between me and the Company arising out of or relating to this Restrictive Covenant Agreement, and I consent to the exercise of personal jurisdiction over me in any such adjudication, and I hereby waive any and all objections and defenses to such personal jurisdiction regardless of whether such objection or defense is based upon the venue, the Commonwealth of Massachusetts long-arm statute, my residence and/or contacts with Massachusetts, the convenience of the witnesses and/or the parties, the inconvenience of the forum, or otherwise.

12.	Remedies.
Because I have access to Confidential Information, I understand and agree the Company and the Patheon Group would suffer irreparable harm from a breach of this Restrictive Covenant Agreement and that money damages would not be an adequate remedy for any such breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Restrictive Covenant Agreement, the Company and the Patheon Group and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) as well as court costs and reasonable attorney’s fees.

IN WITNESS WHEREOF this Restrictive Covenant Agreement has been executed this ___9th______day of __February____, 2017.

I HAVE READ THIS RESTRICTIVE COVENANT AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

/s/ Raul Cardona Torres	February 9, 2017
Raul Cardona Torres	Date